EXHIBIT 99.1

Contact:
Megan Burling
Director, Corporate Communications
617-928-0820
mburling@matritech.com

Matritech Announces $6.56 Million Financing

Newton, Mass. (March 19, 2004) – Matritech (AMEX: MZT), a leading developer of proteomics-based diagnostic products, today announced that it has closed a $6.56 million private placement for the sale of 4,858,887 shares of its Common Stock and Warrants to purchase 1,214,725 shares of Common Stock at an exercise price of $2.00. Rodman & Renshaw, LLC was the placement agent for this transaction.

Matritech has received net proceeds of approximately $5.85 million after deducting the estimated expenses and commissions in connection with the transaction. Matritech has also issued five-year placement agents warrants to purchase 434,475 shares of common stock at a price of $2.00 per share (“Agent Warrants”). Matritech has agreed to file a registration statement with the Securities and Exchange Commission covering the resale from time to time of the shares of the Common Stock to be issued in connection with the private placement and upon exercise of the Warrants and the Agent Warrants.

The Private Placement triggered the anti-dilution provisions in the Company’s 7.5% Convertible Debentures due March 31, 2006 (the “Convertible Debentures”) and in the stock purchase warrants (the “March 2003 Warrants”) issued in connection with the Convertible Debentures financing. As a result, the Convertible Debentures are now convertible into an additional 612,944 shares of the Company’s common stock, and the March 2003 Warrants may now be exercised at an exercise price of $1.35.

Matritech intends to use the net proceeds from this private placement for increasing its marketing and sales efforts and for ongoing in vitro diagnostic development, clinical trials, working capital, capital expenditures and general corporate purposes.

These securities have not been registered under the United States Securities Act of 1933 and unless so registered may not be offered or sold except pursuant to an exemption from or in a transaction not subject to the registration requirements of the Securities Act. These securities were offered and sold only to accredited investors.

About Matritech:

Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company’s first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been approved for the monitoring and diagnosis of bladder cancer. The NMP22 BladderChek Test is based on Matritech’s proprietary nuclear matrix protein (NMP) technology, exclusively licensed from the Massachusetts Institute of Technology, which correlates levels of NMPs in body fluids to the presence of cancer. The Company has discovered other proteins associated with cervical, prostate, breast and colon cancer and is, with its own research staff and through strategic alliances, in various stages of development targeted to each of these applications. More information about Matritech is available at www.matritech.com.

Statement Under the Private Securities Litigation Reform Act

Any forward-looking statements in this press release including those related to the Company’s expectations regarding its use of the proceeds from the financing, intent to file a registration statement, current and future products, business prospects, and the results of operations or financial position, expected financial performance and expected customer sales are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. These include but are not limited to, risks related to unforeseen technical obstacles in completing development of new products, unforeseen delays in, or denials of, FDA and other regulatory approvals, future product demand and pricing, performance of distributors and partners, the timing of orders from distributors, competitive products and technical developments, general business and economic conditions and those other risk factors described in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company’s expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to update any such forward-looking information.

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